Exhibit 10.3

ANALOGIC CORPORATION

Restricted Stock Unit Agreement (Time-based Vesting)

2009 Stock Incentive Plan

This Restricted Stock Unit Agreement is made as of the Agreement Date between Analogic Corporation (the “Company”), a Massachusetts corporation, and the Participant.

I.	Agreement Date

Date:

II.	Participant Information

Participant:
Participant Address:

III.	Grant Information

Grant Date:
Number:	_____ restricted stock units

IV. Vesting Table

Vesting Date	Percentage of RSUs that Vests

This Agreement includes this cover page and the following Exhibit, which is expressly incorporated by reference in its entirety herein:

Exhibit A – General Terms and Conditions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

ANALOGIC CORPORATION	PARTICIPANT

Name: Title:	Name:

ANALOGIC CORPORATION

Restricted Stock Unit Agreement (Time-based Vesting)

Exhibit A – General Terms and Conditions

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of RSUs. In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2009 Stock Incentive Plan (the “Plan”), an award of time-based Restricted Stock Units (the “RSUs”), representing the number of RSUs set forth on the cover page of this Agreement. The RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $.05 par value per share, of the Company (the “Common Stock”) for each RSU that vests. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as the “Shares”.

2. Vesting of RSUs and Issuance of Shares.

(a) General. Subject to the other provisions of this Section 2, the RSUs shall vest in accordance with the vesting table set forth on the cover page of this Agreement (the “Vesting Table”). Any fractional RSU resulting from the application of the percentages in the Vesting Table shall be rounded to the nearest whole number of RSUs. Subject to Section 4, as soon as administratively practicable after each vesting date shown in the Vesting Table (the “Vesting Dates”), the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date. In no event shall the Shares be issued to the Participant later than the later of (i) 2  1/2 months after the end of the Company’s tax year in which the Vesting Date occurs and (ii) 2  1/2 months after the end of the Participant’s tax year in which the Vesting Date occurs.

(b) Employment Termination.

(1) If the Participant ceases to be employed by the Company as a result of (i) a termination by the Company without Cause (as defined below), (ii) death, (iii) Disability (as defined below), or Retirement (as defined below), then the Additional Pro Rata RSUs (as defined below) shall vest as of such employment termination. The “Additional Pro Rata RSUs” shall mean (i) the number of RSUs that would have vested on the next Vesting Date multiplied by (ii) a fraction, the numerator of which is the number of full months elapsed since the most recent Vesting Date (or the Grant Date, if termination occurs prior to the first Vesting Date) and the denominator of which is the number of months between the most recent Vesting Date and the next Vesting Date. Any unvested RSUs (after giving effect to the vesting of the Additional Pro Rata RSUs) shall be automatically forfeited as of such employment termination. For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.

(2) If the Participant ceases to be employed by the Company as a result of the termination of his or her employment by the Company for Cause or as a result of his or her voluntary resignation (other than in the case of Retirement), all unvested RSUs shall be automatically forfeited as of such employment termination.

(c) Change in Control Event. All RSUs shall become fully vested effective immediately prior to a Change in Control Event (as defined in the Plan).

(d) Definitions.

(1) For purposes of this Agreement, “Cause” shall mean any intentional dishonest, illegal, or insubordinate conduct which is materially injurious to the Company or a subsidiary, or a breach of any provision of any employment, nondisclosure, non-competition or similar agreement between the Participant and the Company.

(2) For purposes of this Agreement, “Disability” shall mean a disability that entitles the Participant to receive benefits under a Company-sponsored disability program. If no program is in effect for the Participant, Disability will apply if the Participant has become totally and permanently disabled within the meaning of Section 22(e)(3) of the Code.

(3) For purposes of this Agreement, “Retirement” shall mean the Participant voluntarily leaving the employment of the Company with a combination of years of age and years of service of at least 75 and at least 10 years of service; provided that a Participant will not be deemed to have retired in any situation involving a termination for Cause, as determined by the Company.

3. Dividends. At the time of the issuance of Shares to the Participant pursuant to Section 2, the Company shall also pay to the Participant an amount of cash equal to the aggregate amount of all dividends paid by the Company, between the Grant Date and the issuance of such Shares, with respect to the number of Shares so issued to the Participant.

4. Withholding Taxes. The Company shall deduct and hold back from the number of Shares issuable to the Participant as a result of the vesting of any RSUs pursuant to Section 2, such number of Shares as have a Fair Market Value (as defined in the Plan) equal to the Company’s federal, state, and local or other income and employment tax withholding obligations with respect to the income recognized by the Participant as a result of such vesting (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income).

5. Restrictions on Transfer. The RSUs, and any interest therein (including the right to receive dividend payments in accordance with Section 3), are subject to the restrictions on transfer set forth in Section 11(a) of the Plan.

6. Non-Competition Covenant. The Participant’s execution and delivery of this Agreement shall constitute an agreement between the Participant and the Company that, during the one-year period following the termination of the Participant’s employment with the Company, whether voluntarily or involuntarily, the Participant may not accept an identical or substantially similar position to that held by the Participant at the Company immediately prior to termination with any business that is directly competitive with the business of the Company, or otherwise has any material investment or interest in any such a competitive business.

7. Provisions of the Plan. This Agreement is subject to the provisions of the Plan. The Participant acknowledges receipt of the Plan, along with the Prospectus relating to the Plan.

8. Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment for the vesting period, or for any period.

(b) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement.

(c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any applicable conflict of law principles.

(d) Interpretation. The interpretation and construction of any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.